Exhibit 10.2

May 17, 2006

Robert S. Bennett, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005-2111

Re:	Healthsouth Corporation

Dear Mr. Bennett:

This letter sets forth the agreement (the “Agreement”) between the United States Attorney’s Office for the Northern District of Alabama, and the Fraud Section, Criminal Division, U.S. Department of Justice (together, the “Department”), and HealthSouth Corporation (“HealthSouth” or the “Company”).

Introduction

1.	The Department, with the assistance of the Federal Bureau of Investigation, Internal Revenue Service Criminal Investigations and the United States Postal Inspection Service, has conducted a criminal investigation involving accounting and financial fraud at HealthSouth (“the Unlawful Practices”). During the course of the investigation the Department notified HealthSouth that, in the Department’s view, HealthSouth acting through some of its employees, has violated federal criminal law. Among other things, 17 former HealthSouth employees, including five former Chief Financial Officers, have pled guilty to securities fraud and/or related charges[1]

2.	HealthSouth acknowledges that the Department has developed evidence during its investigation that HealthSouth, through some of its employees, has violated federal criminal law. HealthSouth accepts responsibility for the

[1]	The investigation relates to the falsification of HealthSouth’s financial statements, false and misleading disclosures in HealthSouth’s SEC filings, public statements during the time period 1996 through March 19, 2003, and violations of the Foreign Corrupt Practices Act.

conduct of its employees giving rise to any violation in connection with the Unlawful Practices. HealthSouth does not endorse, ratify or condone criminal conduct and, as set forth below, has taken steps to prevent such conduct from occurring in the future.

3.	The Department acknowledges HealthSouth’s acceptance of responsibility in the preceding paragraph; the Consent and Final Judgment as to Defendant HealthSouth Corporation in the action captioned SEC v. HealthSouth Corporation, and Richard M. Scrushy, No. CV-03-J-0615-S (N.D. Ala.) (the “SEC Settlement”); HealthSouth’s adoption of internal governance and compliance measures to date, including those measures agreed to in the SEC Settlement; its commitment to implement and monitor all such measures; its agreement with the SEC to pay $100,000,000 pursuant to the terms of the SEC Settlement; its agreement with representatives of a class of investors, pursuant to an Amended and Restated Memorandum of Understanding in the action captioned In re HealthSouth Corporation Securities Litigation, No. CV-03-BE-1500-S (N.D. Ala.)(the “Class Settlement”), to pay $445 million in cash, stock, and warrants to the class, as well as 25% of HealthSouth’s future net recovery from suits brought against other defendants who are not included in the Class Settlement; its extensive cooperation in this matter; its willingness to continue to cooperate with the Department in its investigation of matters relating to HealthSouth; and its agreement to pay $3 million by certified check or bank cashier’s check to the U.S. Postal Inspection Services Consumer Fraud Fund immediately upon execution of this agreement. The Department, in light of the foregoing and on the understandings specified below, agrees that it will not prosecute HealthSouth for any crimes committed by its employees relating to the Unlawful Practices.[2] HealthSouth understands and agrees that if it violates this Agreement, the Department can prosecute HealthSouth for any crimes committed by its employees. This Agreement does not provide any protection to any individual or any entity other than as set forth above.

Cooperation

4.	HealthSouth shall truthfully disclose to the Department all information with respect to the activities of HealthSouth, its officers and employees concerning all matters about which the Department shall inquire, and shall continue to

[2]	The Department’s decision relates only to allegations of accounting and financial fraud and shall not be interpreted as extending to other potential violations of federal or state law.

fully cooperate with the Department. This obligation of truthful disclosure includes an obligation upon HealthSouth to provide to the Department, on request, any document, record or other tangible evidence about which the Department shall inquire of HealthSouth. This obligation of truthful disclosure includes an obligation to provide to the Department access to HealthSouth’s facilities, documents and employees. This paragraph does not apply to any information provided to counsel after March 17, 2003 in connection with the provision of legal advice and the legal advice itself.

5.	Upon request of the Department, with respect to any issue relevant to its investigation of HealthSouth, HealthSouth shall designate knowledgeable employees, agents or attorneys to provide information and/or materials on HealthSouth’s behalf to the Department. It is further understood that HealthSouth must at all times give complete, truthful and accurate information.

6.	With respect to any information, testimony, document, record or other tangible evidence relating to HealthSouth provided to the Department, HealthSouth consents to any and all disclosures to Governmental entities of such materials as the Department, in its sole discretion, deems appropriate. To the extent that the Department provides privileged material pursuant to this paragraph to non-governmental parties, the Department will provide HealthSouth with 10 days advance notice, to the extent practicable, of what materials are to be provided and to whom.

7.	HealthSouth further agrees that it will not, through its attorneys, board of directors, agents, officers or employees make any public statement, in litigation or otherwise, contradicting HealthSouth’s acceptance of responsibility set forth above. Any such contradictory statement by HealthSouth, its attorneys, board of directors, agents, officers or employees shall constitute a breach of this Agreement, and HealthSouth thereafter would be subject to prosecution as set forth in paragraph 3 of this Agreement. Upon the Department’s notifying HealthSouth of such a contradictory statement, HealthSouth may avoid a breach of this Agreement by publicly repudiating such statement within 48 hours after notification by the Department. This paragraph is not intended to apply to any statement made by any HealthSouth employee who has been charged with a crime.

The Department’s Acknowledgement of HealthSouth’s Additional Remedial Actions

The Department acknowledges the further remedial actions taken by HealthSouth as described below in paragraphs 8-11.

8.	HealthSouth represents that its Board of Directors and current senior management have taken numerous remedial actions in response to the Unlawful Practices. These remedial actions (the “Remedial Actions”) include, but are not limited to:

a.	the termination of employees at all levels of the company who engaged in the Unlawful Practices;

b.	the appointment of new management, including a new Chief Executive Officer, a new Chief Operating Officer, a new Chief Financial Officer, a new Chief Compliance Officer, a new General Counsel and Secretary, a new Controller, a new Head of Internal Audit, and three new Senior Vice Presidents of finance and accounting;

c.	the dismissal of its former auditing firm and the retention of a new firm;

d.	the adoption of a transition plan resulting in the addition of nine new individuals to the Board of Directors;

e.	the adoption of amended Corporate Governance Guidelines and new Charters of the Nominating/Corporate Governance Committee, Audit Committee, Compensation Committee, Finance Committee and Corporate Compliance Committee;

f.	the implementation of numerous new accounting and financial controls, including development and improvement of integrated financial accounting and reporting systems, upgrades to the company’s accounting and data management processes, and the strengthening of the internal audit and month-end review process; and

g.	the outsourcing of a confidential hotline to provide a means for employees anonymously to report any potential violations of law or other misconduct.

9.	As a further Remedial Action, and pursuant to the SEC Settlement, HealthSouth retained a qualified consultant (“Governance Consultant”) to perform a review of the adequacy and effectiveness of HealthSouth’s corporate governance systems, policies, plans, and practices. This review included inquiries into:

a.	whether HealthSouth is complying with recognized standards of “best practices” with respect to corporate governance;

b.	whether HealthSouth has sufficient safeguards in place to:

(i)	ensure that HealthSouth’s Board of Directors or any committee thereof then-currently responsible for carrying out, and duly authorized to carry out, the duties of HealthSouth’s Board of Directors (the “Board of Directors”) and all committees of HealthSouth’s Board of Directors (including without limitation the audit committee and the compensation committee) have appropriate powers, structure, composition and resources and

(ii)	prevent self-dealing by management;

c.	whether HealthSouth has an adequate and appropriate code of ethics and business conduct, and related compliance mechanisms; and

d.	whether HealthSouth has appropriate safeguards in place to prevent further violations of the federal securities laws.

HealthSouth provided to the Governance Consultant all documents and information within its custody or control requested by the Governance Consultant in connection with the review. The Governance Consultant submitted to HealthSouth’s Board of Directors a report (the “Corporate Governance Report”) with respect to the corporate governance issues reviewed. The Corporate Governance Report is attached as Exhibit A to this Agreement.

10.

As a further Remedial Action, and as provided in the SEC Settlement, HealthSouth is providing reasonable training and education to certain of its officers and employees to minimize the possibility of future violations of federal laws. Completion of such training is mandatory for HealthSouth officers and employees involved in its corporate level accounting and financial reporting functions; for those officers and employees involved in financial reporting at HealthSouth’s major divisions and subsidiaries (including, specifically, those officers and employees responsible for closing the books in their area of responsibility at the end of a quarterly or annual reporting period); and for senior operational officers at HealthSouth’s corporate, divisional and subsidiary levels. Such training and education includes, at a minimum, components covering the following subjects:

a.	the obligations imposed by the federal securities laws; proper internal accounting controls and procedures;

b.	recognizing indications of non-GAAP accounting practices or fraud most relevant to HealthSouth’s business endeavors; and

c.	the obligations incumbent upon, and the responses expected of, HealthSouth officers and employees upon learning of illegal or potentially illegal acts concerning the company’s accounting and financial reporting.

HealthSouth will provide such training and education on an annual basis, for a minimum period of three years after the date of the SEC Agreement.

11.

As a further Remedial Action, and pursuant to the SEC Settlement, HealthSouth has agreed to create, staff and maintain the position of Inspector General within the Company. The individual employed in that position, and all successors, shall be selected by the Audit Committee of HealthSouth’s Board of Directors (the “Audit Committee”) and shall report directly to the Audit Committee. The compensation of the Inspector General shall be set by the Audit Committee. HealthSouth shall permit the Inspector General to hire a staff of at least five people. The compensation of such staff shall also be set by the Audit Committee. The person appointed as Inspector General shall be licensed as a certified public accountant, and shall have unfettered access to the books and records of HealthSouth. Upon request by the Inspector General, HealthSouth’s internal audit and legal staff shall provide to the Inspector General all reasonable assistance in the performance of his duties. HealthSouth shall devise and maintain a mechanism whereby employees of HealthSouth and others may provide information anonymously to the Inspector General or to the Audit Committee. HealthSouth shall not retaliate against any person in any manner for providing information to the Inspector General or to the Audit Committee. HealthSouth shall implement, publish and enforce internal rules requiring all employees of HealthSouth to apprise the Inspector General and/or the Audit Committee of all complaints and indications of violations of law or company policies and procedures relating to the Company’s books and records and financial reporting processes. HealthSouth will advise new HealthSouth employees of this requirement during their normal orientation process. The Inspector General shall be charged with reporting any indications of violations of law or of HealthSouth’s procedures, insofar as they are relevant to the duties of the Audit Committee, to the Audit Committee. Copies of these reports shall be submitted to the Department for 3 years.

12.	It is further understood that should the Department, in its sole discretion, determine that HealthSouth has given deliberately false, incomplete, or misleading information under this Agreement, or has committed any crimes, or that HealthSouth otherwise violated any provision of this Agreement, HealthSouth shall, in the Department’s sole discretion, thereafter be subject to prosecution for any federal criminal violations of which the Department has knowledge. Any such prosecutions may be premised on information provided by HealthSouth. Moreover, HealthSouth agrees that any prosecutions relating to HealthSouth that are not time-barred by the applicable statute of limitations on the date of this Agreement may be commenced against HealthSouth in accordance with this Agreement, notwithstanding the expiration of the statute of limitations between the signing of this Agreement and May 17, 2009. By this Agreement HealthSouth expressly intends to and does waive any rights in this respect.

13.	It is further agreed that in the event that the Department, in its sole discretion, determines that HealthSouth has violated any provision of this Agreement; a) all statements made by or on behalf of HealthSouth to the Department, or any testimony given by HealthSouth before a grand jury, the United States Congress, the SEC, or elsewhere, whether prior or subsequent to this Agreement, or any leads derived from such statements or testimony, shall be admissible in evidence in any and all criminal proceedings brought by the Department against HealthSouth and b) HealthSouth shall not assert any claim under the United States Constitution, Rule 11(e)(6) of the Federal Rules of Criminal Procedure, Rule 410 of the Federal Rules of Evidence, or any other federal rule, that statements made by or on behalf of HealthSouth prior to or subsequent to this Agreement, or any leads therefrom, should be suppressed.

14.	The decision whether conduct and/or statements of any individual will be imputed to HealthSouth for the purpose of determining whether HealthSouth has violated any provision of this Agreement shall be in the sole discretion of the Department.

15.	This Agreement expires on May 17, 2009. It is further understood that this Agreement is binding only on the Department and HealthSouth.

16.	This Agreement may not be modified except in writing signed by all the parties.

Very truly yours,

HealthSouth Corporation	/s/ Alice H. Martin
Alice H. Martin
United States Attorney
/s/ Gregory Doody
Gregory Doody
General Counsel

/s/ Robert S. Bennett
Robert S. Bennett, Esq.
Charles F. Walker, Esq.
Counsel to HealthSouth Corporation